CHANGE IN CONTROL AGREEMENT

This Agreement is entered into this          day of October 2006 by and between TeamStaff, Inc., a New Jersey corporation (the ‘‘Company’’) and James D. Houston (the ‘‘Employee’’).

WHEREAS, the Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee to his assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company in connection with any transaction therefore (a ‘‘Transaction’’); and.

WHEREAS, the Company and Employee presently are parties to that certain Severance Agreement dated October 11, 2005 (the ‘‘Severance Agreement’’).

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.    Change in Control.    For purposes of this Agreement, a ‘‘Change in Control’’ means any of the following events:

a.    (i)    An acquisition (other than directly from the Company) after the date hereof of any voting securities of the Company (the ‘‘Voting Securities’’) by any ‘‘Person’’ (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the ‘‘1934 Act’’)) immediately after which such Person has ‘‘Beneficial Ownership’’ (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a ‘‘Non-Control Acquisition’’ (as defined below) shall not constitute an acquisition which would cause a Change in Control. A ‘‘Non-Control Acquisition’’ shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a ‘‘Subsidiary’’), or (2) the Company or any Subsidiary.

(ii)    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the ‘‘Subject Person’’) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial    Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

b.    The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the ‘‘Incumbent Board’’), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened ‘‘Election Contest’’ (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a ‘‘Proxy Contest’’), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

c.    Approval by stockholders of the Company of:

(i)    A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization,

own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50.1percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the ‘‘Surviving Corporation’’) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of 30 percent or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a ‘‘Non-Control Transaction’’; or

(ii)    An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions; or

(iii)    The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

d.    Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and such termination either (i) was at the request of any third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a ‘‘Third Party’’); (ii) was without Cause (as defined in the Severance Agreement); or (iii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

2.    In the event of a Change of Control, the Company shall pay and/or provide to the Employee, the following compensation and benefits on the date such Change in Control is effective:

a.    In addition to the Severance Payment (as defined in the Severance Agreement), the Company shall pay the Employee an amount equal to 100% of Employee’s then current annual Base Salary ($180,000.00 as of the date of this Agreement). Employee shall be entitled to such payment whether or not his employment with the Company or a successor in interest to the Company continues after the Change of Control, and whether or not Employee declines an offer of continued employment with the Company or a successor in interest.

b.    The conditions to the vesting of any outstanding incentive awards (including restricted stock, stock options and granted performance shares or units) granted to the Employee under any of the Company’s plans, or under any other incentive plan or arrangement, shall be deemed void and all such incentive awards shall be immediately and fully vested and exercisable.

3.    Notwithstanding the foregoing, if the payment under this Article XII, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute an ‘‘excess parachute payment’’ as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), the aggregate of such credits or payments under this Agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. The priority of the reduction of excess parachute payments shall be in the discretion of the Employee. The Company shall give notice to the Employee as soon as practicable after its determination that Change of Control payments and benefits are subject to the excise tax, but no later than ten (10) days in advance of the due date of such Change of Control payments and benefits, specifying the proposed date of payment and the Change of Control benefits and payments subject to the excise tax. Employee shall exercise his option under this paragraph 3 by written notice to the Company within five (5) days in advance of the due date of the Change of Control payments and benefits specifying the priority of reduction of the excess parachute payments.

4.    Efforts Required:    Employee will use reasonable business efforts to assist the Company in bringing about the closing of a Transaction, and Employee will follow all the directions of the Company in that respect.

5.    Confidentiality of this Agreement:    Employee agrees not to reveal the terms of this agreement or the fact that such agreement exists, except: (i) to Employee’s immediate family, tax advisors and attorneys; (ii) as required by applicable law, regulation, or legal process; and (iii) for the purpose of enforcing this agreement, should that ever be necessary.

6.    Non-Waiver:    Employee The parties agree the failure of either of them to seek redress for violation or insist upon strict performance of any provision of this Agreement shall not constitute a waiver thereof and shall not prevent the Company or the Employee from seeking redress for any subsequent violation.

7.    Entire Agreement; Governing Law; Attorneys’ Fees:    When signed by Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, successors, agents, assigns and representatives, and the Company on its own behalf and on behalf its parent, subsidiary and affiliated corporations and their respective successors, assigns, representatives, agents, shareholders, officers, directors and employees, this Agreement constitutes the full and entire agreement between the parties, other than as set forth in the Severance Agreement, which shall remain in full force and effect. The laws of the State of New Jersey, other than that state’s conflicts of law rules, which are deemed to be inapplicable herein, will apply to any dispute concerning this Agreement. Employee and Company agree to submit any disputes concerning the interpretations or enforceability of this Agreement to the courts of the State of New Jersey serving Somerset County, and Employee consents to the personal jurisdiction of those courts. The court shall award the prevailing party in any such litigation their reasonable attorneys’ fees and costs of suit.

8.    Severability:    Employee and Company agree that in the event that any of the provisions of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law, rule, or policy or for any reason unenforceable as written, then such court may modify any of such provisions so as to permit enforcement thereof to the maximum extent permissible as thus modified. Further, the parties agree that any finding by a court of competent jurisdiction that any provision of this Agreement is contrary to any applicable statute, law, rule or policy or for any reason unenforceable as written shall have no effect upon any other provision and all other provisions shall remain in full force and effect.

9.    Counterparts; Execution.    This Agreement may be executed in counterparts and by facsimile by the parties, which together shall constitute one agreement.

TEAMSTAFF, INC.	AGREED AND ACCEPTED:

By: Steve Johnson Its: Chairman of the Board	James D. Houston

ADDENDUM TO CHANGE IN CONTROL AGREEMENT

This Addendum to Change in Control Agreement is entered into as of the 31st day of October 2006 by and between TeamStaff, Inc., a New Jersey corporation (the ‘‘Company’’) and James D. Houston (the ‘‘Employee’’).

WHEREAS, the Company and Employee presently are parties to that certain Change in Control Agreement dated October 31, 2006 (the ‘‘Agreement’’).

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.    Term.    The term of the Agreement will commence on October 31, 2006, and remain in effect concurrently with that certain Severance Agreement dated October 11, 2005 between the Company and the Employee, and subject to the term and termination provisions set forth in Article VI of the Severance Agreement.

TEAMSTAFF, INC.	AGREED AND ACCEPTED:

By: T. Stephen Johnson Its: Chairman of the Board	James D. Houston

SEVERANCE AGREEMENT

AGREEMENT made as of the 11th day of October, 2005 by and between James D. Houston, residing at 158 West 81st Street, New York, NY 10024 (hereinafter referred to as the ‘‘Employee’’) and TEAMSTAFF, INC., a New Jersey corporation with principal offices located at 300 Atrium Drive, Somerset, New Jersey (the ‘‘Company.’’)

ARTICLE I

DEFINITIONS

1.1    Accrued Compensation.    Accrued Compensation shall mean an amount which shall include all amounts earned or accrued through the ‘‘Termination Date’’ (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) vacation pay, and (iv) unpaid bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2    Base Salary.    Base Salary shall mean the highest annualized rate of Employee’s base compensation in effect at any time during the ninety (90) day period prior to the Date of Termination of Employment, and shall include all amounts of Employee’s base compensation that are reported as income, provided however, that Base Salary shall not include any bonus or any other payment contingent on performance.

1.3    Bonus Amount.    Bonus Amount shall mean the greater of the most recent annual bonus paid or payable to the Employee, or, if greater, the annual bonus paid or payable for the full fiscal year ended prior to the fiscal year during which a Termination Date or a Change in Control occurred.

1.4    Cause.    Cause shall mean: (i) willful disobedience by the Employee of a material and lawful instruction of the Board of Directors or the Chief Executive Officer of the Company; (ii) formal charge, indictment or conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) breach by the Employee of any material provision of this Agreement; (iv) conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or recurring insubordination; or (v) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii), (iv), and (v) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.5    Continuation Benefits.    Continuation Benefits shall be the continuation of the Employee’s Standard Benefits provided by the Company for a period of six (6) months from the Termination Date, or such other period as specifically stated by this agreement (the ‘‘Continuation Period’’) at the Company’s expense on behalf of the Employee and his dependents; provided, however, that (i) in no event shall the Continuation Period exceed 6 months from the Termination Date; and (ii) the level and availability of benefits provided during the Continuation Period shall at all times be subject to the post-employment conversion or portability provisions of the benefit plans. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.6    Disability.    Disability shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of (30)

consecutive days, and Employee has not returned to his full time employment prior to the Employment Termination Date as stated in the ‘‘Notice of Termination of Employment’’ (as defined below).

1.7    Employment Termination Date.    Employment Termination Date shall mean (i) in the case of the Employee’s death, his date of death; (ii) in all other cases, the date specified in the Notice of Termination of Employment; provided, however, if the Employee’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination of Employment shall be at least 30 days from the date the Notice of Termination of Employment is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

1.8    Notice of Termination of Employment.    Notice of Termination of Employment shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any. A Notice of Termination of Employment served by the Company shall specify the effective Employment Termination Date.

1.9    Pro Rata Bonus.    Pro Rata Bonus shall mean an amount equal to the greater of (i) the Bonus Amount or (ii) an amount equal to the bonus objective or target established by the Board for the Employee for the fiscal year in which the termination occurs, in each case, multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

1.10    Severance Payment.    Severance Payment shall mean (i) the Accrued Compensation; (ii) the Continuation Benefits; (iii) a cash payment equal to six (6) months Base Salary, payable in accordance with the Company’s regular payroll periods, commencing on the first day of the first payroll period following the Employment Termination Date; and (iv) a Pro Rata Bonus.

1.11    Termination Agreement.    Termination Agreement shall mean the Company’s form of Termination Agreement to be signed by Employee at the time of termination of employment, in form reasonably requested by the Company. The Termination Agreement shall contain, among other terms, a general release and a non-disparagement clause and shall be delivered to Employee for Employee’ consideration in accordance with applicable law.

ARTICLE II

EMPLOYMENT

2.1    Employee’s employment is at-will and nothing in this Agreement is intended, or shall be construed, to limit the right of the Company to terminate Employee’s employment at any time in its sole discretion.

ARTICLE III

NON-DISCLOSURE

3.1    The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, including information relating to any customer of the Company or pool of temporary employees, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company (collectively referred to as the ‘‘Proprietary Information’’). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.

3.2    If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

3.3    Employee further agrees to keep the terms and of this Agreement, and the existing of a severance arrangement with the Company confidential, and will not disclose any information concerning this Agreement except to Employee’s attorneys, accountants or immediate family members provided they are made aware of and agree to the confidentiality provisions.

ARTICLE IV

RESTRICTIVE COVENANT

4.1    In the event of the termination of employment with the Company for any reason, Employee agrees that he will not, for a period of six (6) months following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which is involved in the business of providing (i) temporary and/or permanent staffing of healthcare personnel, and/or (ii) payroll processing, or is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing, during the tenure of Employee’s employment by the Company. Notwithstanding the foregoing, the ownership by Employee of less than 5 percent of the shares of any publicly held corporation shall not violate the provisions of this Article IV.

4.2    In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any computerized payroll, or temporary and/or permanent staffing of healthcare personnel business, or any business similar to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the term of his employment.

4.3    If any court shall hold that the duration of non-competition or any other restriction contained in this Article IV is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE V

SEVERANCE PAYMENT; TERMINATION OF OPTIONS

5.1    In the event (1) the Company terminates Employee’s employment without Cause, or (2) Employee voluntarily resigns within thirty (30) days after notice of termination of this Agreement is given by the Company in accordance with Section 6.2, and, in either case, Employee does not violate the provisions of Articles III and IV and signs a Termination Agreement, Employee shall be paid a Severance Payment.

5.2    In the event Employee is terminated for Cause any and all employment stock options held by Employee, whether vested or unvested, shall immediately terminate and Employee shall not be entitled to exercise such options.

ARTICLE VI

TERM AND TERMINATION

6.1    This Agreement shall commence as of the date set forth in the first paragraph of this agreement, and shall continue in effect until terminated by the Company or the Employee in accordance with this Agreement.

6.2    The Company may terminate this Agreement at any time upon written notice to Employee specifying the effective date of termination of this Agreement, which date shall not be earlier than thirty (30) days from the date such notice is given; provided however, that Employee shall have the right to resign within thirty (30) days after such notice is given by the Company, and such resignation, solely for purposes of this Agreement, shall be deemed a termination of Employee’s employment without Cause.

6.3    This Agreement shall automatically terminate upon the voluntary resignation of Employee.

ARTICLE VII

TERMINATION OF PRIOR AGREEMENTS

7.1    This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties regarding severance payments or benefits, whether oral or written prior to the effective date of this Agreement.

ARTICLE VIII

ARBITRATION, COSTS AND INDEMNIFICATION; COOPERATION

8.1    Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles III or IV hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field or fields involved in the dispute (e.g., corporate, employment, trade secret, non-competition, or securities law). Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties. Whether in arbitration or in any litigation between the parties in federal or state court relating to or concerning this Agreement, it is agreed that the losing shall pay the prevailing party’s reasonable attorney’s fees and costs.

8.2    The Company hereby agrees to indemnify, defend, and hold harmless Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, and to the fullest extent permitted by law, except for any claims arising out of a breach of any restrictive covenant, non-solicitation agreement or similar arrangement between Employee and an entity other than the Company.

8.3    Employee shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be reimbursed within the Company’s guidelines.

ARTICLE IX

SEVERABILITY

If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE X

NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:             TeamStaff, Inc.
                                                           300 Atrium Drive
                                                           Somerset, NJ 08873

IF TO THE EMPLOYEE:           James D. Houston
                                                           158 West 81st Street
                                                           New York, NY 10024

ARTICLE XI

BENEFIT

This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

ARTICLE XII

WAIVER

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XIII

GOVERNING LAW

This Agreement has been negotiated and executed in the State of New Jersey which shall govern its construction and validity.

ARTICLE XIV

JURISDICTION

Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New Jersey, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New Jersey.

ARTICLE XV

ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

ARTICLE XVI

RIGHT TO ATTORNEY

Employee is hereby advised of Employee’s rights to review this Agreement with counsel of Employee’s choice. Employee has had the opportunity to consult with an attorney and/or other advisor of Employee’s choosing before signing the Agreement, and was given a period of twenty-one (21) days to consider the Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee acknowledges that in signing this Agreement, Employee has relied only on the promises written in this Agreement, and not on any other promise made by the Company or any other entity or person.

ARTICLE XVII

SURVIVAL

Articles III, IV, VIII, X, XIII and XIV shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

TEAMSTAFF, INC.
By: T. Kent Smith Chief Executive Officer
James Houston Employee